Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
     We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-125990, 333-128841, 333-130946, 333-136906, 333-136907, 333-146282, 333-146515 and 333-151392) of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedule of ev3 Inc., and the effectiveness of internal control over financial reporting of ev3 Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Minneapolis, Minnesota
February 26, 2009